Exhibit 99.2

Art Technology Acquisition Corp. Announces the Closing of $220 Million Initial Public Offering

PHILADELPHIA, PA, Jan. 07, 2026 (GLOBE NEWSWIRE) -- Art Technology Acquisition Corp. (NASDAQ:ARTCU) (the “Company”) today announced the closing of its initial public offering of 22,000,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds to the Company of $220,000,000. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,300,000 units at the initial public offering price to cover over-allotments, if any.

The Company’s units began trading on the Nasdaq Global Market (“Nasdaq”) on January 6, 2026 under the ticker symbol “ARTCU.” Each unit issued in the offering consists of one Class A ordinary share of the Company and one-fourth of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share of the Company at an exercise price of $11.50 per share. Once the securities constituting the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “ARTC” and “ARTCW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $220,000,000 (or $10.00 per unit sold in the offering) was placed in the Company’s trust account for the benefit of the Company’s public shareholders.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any business or industry or at any stage of its corporate evolution. The Company’s primary focus, however, will be to identify companies in the technology, art, financial services, and investment banking sectors. The team is led by Daniel G. Cohen, Chairman and Chief Executive Officer, and Katherine Fleming, Vice Chairman.

Clear Street LLC acted as sole book-running manager for the offering.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 5, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Clear Street, Attn: Syndicate Department, 150 Greenwich Street, 45th floor, New York, NY 10007, by email at ecm@clearstreet.io, or from the SEC website at www.sec.gov.

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC . The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

Art Technology Acquisition Corp.
info@cohencircle.com